Exhibit 99.1

April 21, 2004

Endocardial Solutions Reports First Quarter Results

Record Quarterly Revenue of $10.6 Million Fueled by Growth of EnSite NavX™

Operating Leverage Continues

MINNEAPOLIS / ST.PAUL — Endocardial Solutions, Inc. (Nasdaq: ECSI) today reported record quarterly revenue of $10.6 million for the first quarter ended March 31, 2004, an increase of 45% over revenue of $7.3 million for the same period in 2003, and the Company’s third consecutive quarter of record revenue.  The Company reported a net loss for the first quarter of approximately $225,000, or $.01 per share, compared to a net loss of $2.1 million, or $.11 per share, for the same period of 2003.  Operating expenses were approximately $7.2 million in the first quarter, compared to $7.0 million in the first quarter of 2003, an increase of 3%, but a decrease of 1% compared to fourth quarter of 2003.

Revenue from the sale of EnSite NavX surface electrode kits of $2.0 million in the first quarter, together with $3.6 million of revenue from the sale of EnSite Array™ catheters, represented a 50.9% increase over EnSite disposable product sales for the same period in 2003.  Revenue from the sale of EnSite Systems in the first quarter was $3.7 million, an increase of 20.5% over the first quarter of 2003.  Gross margin of 66.6% was impacted by $1.0 million of deferred revenue from EnSite NavX upgrades at a one-time negative gross margin of 10.8% (approximately $105,000), and additional one-time expenses of approximately $227,000 associated with the accelerated upgrade of 106 EnSite Systems to the Company’s new EnSite v.4.2 hardware and software platform during the quarter.

Jim Bullock, President and CEO, stated “We are extremely pleased with the continued increase in the clinical adoption and financial results from the launch of EnSite NavX, our proprietary navigation and localization technology that enables three-dimensional non-fluoroscopic display, navigation and positioning of conventional mapping and ablation catheters from any manufacturer.  The market for the treatment of atrial fibrillation with ablation therapy is growing rapidly, and EnSite NavX addresses the clinical need for improved and effective three-dimensional mapping, visualization, and navigation necessary for the delivery of these ablation therapies.  In recognition of this dynamic and evolving market, during the first quarter we accelerated our planned upgrades of ‘NavX-ready’ EnSite Systems to the Company’s new EnSite v.4.2 hardware and software platform that includes numerous additional features and functions designed specifically for atrial fibrillation applications.  The EnSite v.4.2 hardware and software platform is yet another example of ESI’s ability to respond rapidly and effectively to the clinical needs and requirements of our electrophysiology customers, and is the Company’s third release on the EnSite platform since the introduction of EnSite NavX in the second quarter of 2003.  The EnSite v.4.2 software also includes the first version of our ‘digital image fusion’ technology (“EnSite DIF™”), which enables physicians to display, side-by-side on the EnSite System, a segmented 3D digital CT image of a patient’s heart chamber with the heart chamber geometry created with EnSite NavX.  The EnSite v.4.2 upgrades completed during the first quarter included new operating software, as well as the installation of new high performance Intel® Xeon™

workstations, a new ergonomic integrated cart and monitors, and a variety of unique equipment designed to interface with the ablation generators and EP recording systems of any manufacturer.”

Bullock continued, “While we faced numerous operational challenges in the manufacture and installation of these EnSite v.4.2 upgrades during the first quarter, we firmly believe the investment we made to complete these upgrades during the quarter will generate significant returns from EnSite NavX surface electrode kit and EnSite Array™ catheter sales during the remainder of 2004 with the increased clinical adoption of the EnSite System not only for the treatment of atrial fibrillation, but as a mapping, visualization and navigation platform for ablation techniques to treat a variety of cardiac arrhythmias.  We now have 152 of our EnSite Systems upgraded to EnSite v.4.2 globally, and currently plan to complete a minimum of 71 additional upgrades during the second quarter.  All new EnSite Systems sold since the fourth quarter of 2003 include the EnSite v.4.2 operating platform.  We believe the Company is well-positioned to continue to drive top-line growth and leverage our operating expenses throughout 2004.”

First Quarter 2004 Earnings Conference Call	Instant Replay Through May 6, 2004
April 22, 2004	US/Canada: 1-800-642-1687
9:30am (CDT)	International: 1-706-645-9291
US/Canada: 1-877-272-5391	Conference ID: 6818217
International: 1-706-634-0654
Moderator: Jim Bullock

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets the EnSite System used for the diagnostic mapping of arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart) with a 3D graphical display of the heart’s electrical activity, and the navigation and localization of conventional catheters (diagnostic or therapeutic) used during electrophysiology procedures.  The U.S. Food and Drug Administration cleared the EnSite System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter of 1999, and cleared the EnSite NavX Surface Electrode Kit to display the position of conventional electrophysiology catheters in any chamber of the heart in the second quarter of 2003.

The discussion above is based on preliminary financial results, which are subject to further review and adjustment, and contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding gross margins, operating expenses and revenue expectations, that involve a number of risks and uncertainties.  A number of factors should be considered in conjunction with these forward-looking statements.  These factors are set forth in the cautionary statements included in Exhibit 99.1 to Endocardial Solutions’ Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.  Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

Contacts:

Jim Bullock, President & CEO, Endocardial Solutions	(651) 523-6928 jbullock@endocardial.com
J. Robert Paulson, CFO, Endocardial Solutions	(651) 523-6916 bpaulson@endocardial.com
Brenda Gutzke, Investor Relations, Endocardial Solutions	(651) 523-6959 bgutzke@endocardial.com

Consolidated Statement of Operations

(Unaudited)

	For the Three Months Ended March 31,
	2004	2003

Revenue	$10,604,609	$7,291,744

Cost of Goods Sold	3,546,083	2,415,004

Gross Margin	7,058,526	4,876,740

Operating Expenses
Research and Development	1,167,216	1,545,370
General and Administrative	708,308	747,229
Sales and Marketing	5,341,239	4,707,383

Total Operating Expenses	7,216,763	6,999,982

Operating Loss	(158,237)	(2,123,242)

Other Expense	(66,916)	(38,665)

Net Loss	$(225,153)	$(2,161,907)

Net loss per share - basic and diluted	$(0.01)	$(0.11)

Weighted average shares outstanding	21,759,405	19,584,300

Selected Consolidated Balance Sheet Data

(Unaudited)

	March 31, 2004	December 31, 2003
Cash and cash equivalents	$6,826,383	$10,216,385
Working capital	16,531,496	16,469,502
Total assets	28,920,077	30,275,637
Total liabilities	8,306,650	9,962,372
Stockholder’s equity	20,613,427	20,313,265